                                 BANCORP HAWAII, INC.
                        DIRECTORS' DEFERRED COMPENSATION PLAN

                    (RESTATEMENT EFFECTIVE AS OF JANUARY 1, 1996)




                                     EXHIBIT (4)

                                 BANCORP HAWAII, INC.
                        DIRECTORS' DEFERRED COMPENSATION PLAN
                    (Restatement Effective as of January 1, 1996)

            Article 1. PURPOSE. This Bancorp Hawaii, Inc. Directors' Deferred Compensation Plan ("Plan") is intended to advance the interests of Bancorp Hawaii, Inc. ("Company") by providing deferred compensation benefits to the non-employee members of the Board of Directors of the Company and the Bank of Hawaii ("Bank") ("Directors") and thereby strengthening the ability of the Company to attract and retain valued Directors upon whose judgment, initiative, and efforts the successful conduct and development of the Company depends.

            Article 2. EFFECTIVE DATE. This Plan shall become effective as of January 1, 1996 ("Effective Date"), upon adoption by the Board of Directors of the Company, and shall operate on the basis of the calendar year ("Plan Year"). This Plan constitutes a restatement in its entirety and continuation of the prior version of the Plan.

            Article 3. ELIGIBILITY. Any Director entitled to compensation by the Company or the Bank for service as a Director ("Eligible Director"), other than a Director who is also a salaried officer or employee of the Company or any of its subsidiaries, may elect to become a participant ("Participant") under the Plan by written notice to the Company.

            Article 4. ELECTION OF DEFERRAL. Each Participant may elect to defer receipt of either all of his annual retainer fees and meeting fees, or all of his annual retainer fees, which are earned for the Plan Year commencing after the date of the election ("Deferral Election"). The Deferral Election for a Plan Year shall be irrevocable as to the designated fees earned for the Plan Year.

         By written notice to the Company on or before any December 31, any Participant may elect to terminate future deferrals with respect to fees earned for the succeeding Plan Year commencing after the December 31. In such event, the amount accumulated pursuant to the Plan prior to the effective date of his termination election shall continue to be subject to the provisions of the Plan. An Eligible Director who elects to terminate his participation shall not be permitted to make a new Deferral Election under the Plan until one year from the effective date of the termination election.

            Article 5. DEFERRED COMPENSATION ACCOUNT. A separate account shall be established and maintained on behalf of each Participant under the Plan ("Account"), which Account shall reflect the balance of the Deferral Election amounts credited to the Participant as provided in Article 4 above. The deferred fees of each Participant shall be credited to the Participant's Account as soon as reasonably practicable following the date on which such fees would be otherwise payable to the Participant.

         The amounts credited to the Participant's Account, including that portion of the Account comprising the preexisting Account balance under the prior version of the Plan, shall be invested and reinvested in one or more of the Pacific Capital Funds as may be directed by the Participant. Each Account shall be appropriately increased or decreased, as the case may be, to reflect the appreciation or depreciation in value of the Account, the net income or loss attributable to funds credited to the Account, and distributions and expenses that may be charged to the Account. The Participant agrees on behalf of himself and any designated beneficiary to assume all risks and responsibilities for his investment directions under his Account, and the Company shall not be liable for any investment losses that may be incurred under the Account.

            Article 6. VESTING. Except as provided in Article 11, a Participant shall have a 100% vested and nonforfeitable interest in the balance of his Account.

            Article 7. DISTRIBUTION DUE TO TERMINATION. The amount credited to the Account of a Participant shall be paid to the Participant in a single lump sum or in equal annual installments over a period of years, not exceeding ten years, as the Participant may elect. Such distribution shall commence on the first day of the first calendar month after the Participant ceases to be a Director of the Company. Each Participant shall file with the Company at the time of his Deferral Election an irrevocable election regarding the method of distribution of that portion of his Account derived from the Deferral Election.

            Article 8. DISTRIBUTION DUE TO DEATH. Upon the death of an active Participant, or terminated Participant prior to expiration of the period during which his Account is payable, the balance of his Account shall be paid in a single lump sum to his designated beneficiary. The Account shall be paid in full on the second day of the Plan Year following the year of death. The Participant's designated beneficiary shall be designated or changed by the Participant (without the consent of any prior beneficiary) through written notice delivered to the Company. If no such beneficiary is designated, or if no designated beneficiary survives the Participant, the amount payable due to the Participant's death shall be payable to the Participant's estate.

            Article 9. INCAPACITY. If the Compensation Committee of the Board of Directors finds that any person to whom payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim for such payment has been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

            Article 10. FUNDING. The amounts payable under this Plan shall be paid in cash or in kind from the general funds of the Company, as the Compensation Committee of the Board of Directors may determine, and a Participant shall have no right, title, or interest whatsoever in or to investments, if any, which the Company may make to aid it in meeting its obligations under this Plan. Title to and beneficial ownership of any such investments shall at all times remain in the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant and any other person. To the extent that any person acquires a right to receive a payment from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor.

            Article 11. LEGAL STATUS. This Plan is intended to constitute a nonqualified deferred compensation plan not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974 ("ERISA"). Specifically, prior to the actual payment of the amounts credited to an Account, there is no transfer of any assets to a Participant or for the benefit of the Participant under this Plan, and the Plan is intended to confer no current benefit that would be immediately taxable to the Participant under the constructive receipt rule or economic benefit doctrine under the tax laws. Further, this Plan is intended to benefit non-employee Directors exclusively, and not employees of the Company, and is thereby not subject to the requirements of ERISA.

            Article 12. CONTINUED SERVICE. Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the service of the Company as a Director or in any other capacity. Further, nothing contained in this Plan shall be deemed to create an obligation on the part of the Board to nominate any Director for reelection by the Company stockholders.

            Article 13. NONASSIGNMENT. The interests of a Participant hereunder may not be sold, transferred, signed, pledged, or hypothecated. No Participant may borrow against his Account.

            Article 14. ADMINISTRATION. The Compensation Committee of the Board of Directors shall have full power and authority to interpret, construe, and administer this Plan, in its sole and absolute discretion, and the Committee's interpretation and construction of this Plan, including any valuation of an Account, or the amount or recipient of any payment, shall be binding and conclusive on all persons. The Committee may at its sole discretion determine the costs of implementing and administering the Plan, and it may charge all or a portion of such costs to Participants either by charging their respective Accounts or by direct charge.

            Article 15. AMENDMENT AND TERMINATION. The Plan may, at any time or from time to time, be amended, modified, or terminated at the sole and complete discretion of the Board of Directors. However, no amendment, modification, or termination of the Plan shall adversely affect such Participant's rights with respect to amounts then accrued in his Account.

            Article 16. ENFORCEABILITY AND CONTROLLING LAW. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. The provisions of this Plan shall be construed, administered, and enforced according to the laws of the State of Hawaii.

            Article 17. GENDER. Wherever any words are used under the Plan in the masculine, feminine, or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers on this 13th day of December, 1995.

                                       BANCORP HAWAII, INC.


                                       By /s/ LAWRENCE M. JOHNSON
                                          ---------------------------
                                          Its LAWRENCE M. JOHNSON
                                              Chairman of the Board &
                                              Chief Executive Officer

                                       By /s/ Richard J. Dahl
                                          ---------------------------
                                          Its Richard J. Dahl,
                                              President
                                                                  "Company"

                                AMENDMENT NO. 96-1 TO
                               THE BANCORP HAWAII, INC.
                        DIRECTORS' DEFERRED COMPENSATION PLAN
                        -------------------------------------

         In accordance with the provisions of its Article 15, the Bancorp Hawaii, Inc. Directors' Deferred Compensation Plan ("Plan") is amended, effective as of September 1, 1996, as follows:

         1. The second paragraph of Article 5 of the Plan shall be revised to read as follows:

         For purposes of determining the value of the balance of each Participant's Account, the amount allocated to the Participant's Account shall be treated as if such amount were invested and reinvested in one or more of the Pacific Capital Funds or shares of Company common stock ("Company Stock") as may be directed by the Participant. Each Account shall be appropriately increased or decreased, as the case may be, to reflect the appreciation or depreciation in the value attributable to the Funds or Company Stock, the net income or loss attributable to the Funds or Company Stock, and distributions and expenses that may be charged to the Account. The Participant agrees on behalf of himself and any designated beneficiary to assume all risks and responsibilities for his investment directions under his Account, and the Company shall not be liable for any deemed investment losses that may be incurred under the Account. However, notwithstanding the preceding portion of this paragraph, in order to meet the requirements for exemption from the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), the Participant's investment direction in Company Stock shall be subject to the limitations described below in Article 5A.

         2.  New Article 5A of the Plan shall be inserted at the end of
Article 5 as follows:

         Article 5A. RULE 16B-3 REQUIREMENTS. With respect to Directors who are subject to the provisions of Section 16 of the Exchange Act, the provisions of the Plan and all transactions hereunder are intended and shall be construed and applied so as to comply with all applicable requirements and conditions for exemption under Rule 16b-3 or any successor Rule under the Exchange Act.

                                          1.

         In this regard, a Participant's investment election directing the investment, disinvestment, or reinvestment of his Account in Company Stock as allowed under Article 5 shall meet the requirements of a "discretionary transaction" under Code of Federal Regulation Section 240.16b-3(f). Specifically, a Participant shall be allowed to make such investment election with respect to the acquisition or disposition of Company Stock only if such election is made on or after the date that is six months following the date of the most recent investment election for an "opposite way" transaction under any employee benefit plan sponsored by the Company. For this purpose, an "opposite way" transaction means, a previous acquisition if the current transaction is a disposition, and vice versa.

         Further, with respect to a Participant's Account, an acquisition or disposition of Company Stock resulting from an election to receive, or defer the receipt of, Company Stock or cash in connection with the death, disability, retirement, or termination of service of the Participant shall be made only if such acquisition or disposition is approved in advance by the Committee, or other qualifying approval is obtained, pursuant to Rules 16b-3(d) and (e).

         3.  The following provision shall be inserted at the end of Article 7:

    Subject to the limitations of Article 5A, the form of the distribution under this Article 7 and Article 8 below shall be in cash or in kind as the Participant (or beneficiary) may elect at the time of distribution.

         To record the adoption of this amendment to the Plan, Bancorp Hawaii, Inc. has executed this document this 26th day of July, 1996.

                                            BANCORP HAWAII, INC.


                                            By /s/ LAWRENCE M. JOHNSON
                                               -------------------------------
                                               Its Chairman and Chief
                                                   Executive Officer

                                            By /s/ Richard J. Dahl
                                               -------------------------------
                                               Its President and Chief
                                                   Operating Officer

                                   TRUST AGREEMENT
                             FOR THE BANCORP HAWAII, INC.
                        DIRECTORS' DEFERRED COMPENSATION PLAN
                        -------------------------------------

                         (Effective as of September 1, 1996)

                                   TRUST AGREEMENT
                             FOR THE BANCORP HAWAII, INC.
                        DIRECTORS' DEFERRED COMPENSATION PLAN
                        -------------------------------------

                                  TABLE OF CONTENTS
                                  -----------------
                                                                            PAGE
                                                                            ----

SECTION 1.    THE TRUST ASSETS                                                 2

SECTION 2.    INVESTMENT                                                       3

SECTION 3.    ADMINISTRATION                                                   4

SECTION 4.    TRUSTEE'S POWERS                                                 5

SECTION 5.    NOMINEES                                                         5

SECTION 6.    RECORDS                                                          6

SECTION 7.    REPORTS                                                          6

SECTION 8.    DISTRIBUTIONS                                                    6

SECTION 9.    SIGNATURES                                                       7

SECTION 10.   EXPENSES                                                         7

SECTION 11.   LIABILITY                                                        7

SECTION 12.   AMENDMENT AND TERMINATION                                        8

SECTION 13.   NONASSIGNMENT AND GENERAL CREDITORS                              8

SECTION 14.   RESIGNATION OR REMOVAL OF TRUSTEE                               10

SECTION 15.   CHANGE-IN-CONTROL                                               10

SECTION 16.   ACCEPTANCE AND JURISDICTION                                     11

SECTION 17.   ILLEGALITY                                                      11

                                TRUST AGREEMENT
                          FOR THE BANCORP HAWAII, INC.
                     DIRECTORS' DEFERRED COMPENSATION PLAN
                     -------------------------------------

         THIS AGREEMENT, between Bancorp Hawaii, Inc., a Hawaii corporation ("Company"), and Hawaiian Trust Company, Ltd., a Hawaii trust company ("Trustee"), shall be effective as of September 1, 1996.


                             W I T N E S S E T H:


         WHEREAS, the Company maintains the Bancorp Hawaii, Inc. Directors' Deferred Compensation Plan ("Plan"), restatement effective as of January 1, 1996, as a nonqualified deferred compensation agreement for the benefit of non-employee Directors eligible to participate in the Plan ("Participants") and their beneficiaries.

         WHEREAS, the Plan is maintained as a deferred compensation plan exclusively for non-employee Directors and falls outside the coverage of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         WHEREAS, it is the intention of the Company to make contributions to this trust ("Trust") to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan, and it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for purposes of providing benefits not covered under Title I of ERISA.

         WHEREAS, the Trust hereby created is intended to be a grantor trust (as that term is defined in Section 671 of the Internal Revenue Code of 1986, as amended), and the Company shall include all items of Trust income and expenses in its income tax return for the year in which such income is earned and such expenses are incurred.

         WHEREAS, the Company has, concurrent with the execution and delivery of this Trust Agreement, delivered to the Trustee certain monies and other assets to fund the Trust equal in value to the balance of Participants' Accounts under the Plan as of the date of delivery, and the Trustee has agreed to hold the same, together with any such monies and other assets, as the Company shall in the future determine and deliver to the Trustee, in trust.

All property, monies, securities, and other assets as the Trustee may hereafter at any time hold or acquire, including any gains or losses thereon, shall constitute the corpus of the Trust. The Trust thus created has been created solely to aid in the proper execution of the Plan and, except as otherwise provided in Sections 12 and 13, shall be availed of solely for such purposes.

         WHEREAS, except as otherwise provided in Sections 12 and 13, it shall be impossible, whether by operation or termination of the Trust, or by any other means, for any part of the Trust assets to be used for, or diverted to, purposes other than the exclusive benefit of any Participant or beneficiary and the payment of the expenses of the administration of the Plan and Trust prior to the satisfaction of all liabilities for benefits and expenses under the Plan and the Trust.

         WHEREAS, the definitions of defined terms under the Plan shall apply to this Agreement wherever applicable, and each gender shall include the others, and the singular shall include the plural, and the term "Participant" shall include the Participant's beneficiary who is entitled to current payments from the Trust under the terms of the Plan.

         NOW, THEREFORE, in consideration of the foregoing promises and of the mutual covenants hereinafter contained, the Company and the Trustee hereby agree as follows:

    SECTION 1.     THE TRUST ASSETS.

                 a. Company contributions and Plan assets shall be paid or transferred to the Trustee from time to time as the Committee may determine. All Company contributions and Plan assets paid or transferred to the Trustee and all investments thereof, together with all accumulations, accruals, earnings and income with respect thereto, shall be held in trust by the Trustee as the Trust assets. The Trust assets shall be held and invested by the Trustee pursuant to written instructions to the Trustee from the Committee. The Trustee shall not be responsible for the computation or collection of Company contributions, but shall hold, invest, reinvest, manage, administer and distribute the Trust assets, as directed by the Committee and as provided herein, for the exclusive benefit of Participants and their beneficiaries (except as provided in Sections 12 and 13).

                 b. However, for each Plan year, the Company shall irrevocably deposit additional cash or other property to the Trust in the amount to be allocated to Participants' Accounts for the Plan year. Such deposits shall be made on, or as soon as administratively practicable following, the date on which the contributions would have otherwise been paid directly to the Participants.

    SECTION 2.     INVESTMENT.

                 a. The Trustee shall, as directed by the Committee, place Trust assets in life insurance and/or annuity contracts, savings accounts, certificates of deposit, stocks and bonds of corporations, any kind of investment fund (open-end or otherwise), common trust fund, or in any other kind of realty or personalty.

                 b. If all or any portion of the Trust shall be invested at any time in life insurance or annuity contracts ("insurance contracts"), such insurance contracts shall be assets of the Trust. The Trustee shall be the owner and beneficiary under such insurance contracts. All rights and privileges granted under the insurance contracts (including, but not limited to, the right to collect the death benefit of the insurance contracts, the right to make policy loans on the insurance contracts, and the right to determine the timing and method of payment under the insurance contracts) shall be exercised by the Trustee as directed by the Committee.

                 c. The Trustee shall not be liable for the making, retaining, or selling of any investment or reinvestment by it as is provided for in this Section 2, or for any loss to or diminution of the Trust assets, so long as such actions are taken in accordance with proper direction of the Committee, except the Trustee shall remain liable for its own willful misconduct or failure to act in good faith.

                 d. Notwithstanding any provision of the Plan or Trust to the contrary, the Company shall at all times have the power to reacquire Trust assets by substituting other assets (other than stock, an obligation, or other security issued by the Company or related entity) of an equivalent value, and such other assets shall, following such substitution, constitute the Trust fund.

                 e. The Committee may, in its sole discretion, direct the Trustee to create one or more separate investment funds having such different specific investment objectives as the Committee shall from time to time determine. The Committee shall determine and may from time to time redetermine investment funds or the investments which shall be authorized. The Committee may allow each Participant the right to direct the Trustee in writing to invest an amount equivalent to the balance of his Account in one or more separate investment funds or investments, provided that such right to direct shall apply on a nondiscriminatory basis to all Participants who meet the requirements of the Committee. The Committee may at any time make such uniform and nondiscriminatory rules as it determines necessary regarding the administration of a directed investment option. The Committee shall develop and maintain rules governing the rights of Participants to change their investment directions and the frequency with which such changes can be made.

    SECTION 3.     ADMINISTRATION.

                 a. The Trustee shall open and maintain and administer separate Accounts for Participants. Each Participant's Account shall reflect the amounts allocated thereto and distributed therefrom and such other information as affects the value of such Account pursuant to the Plan. The records of the Participants' Accounts shall be maintained by the Trustee and shall accurately disclose the value of the Participants' Accounts.

                 b.  For each Plan year, the Trustee shall allocate
Company contributions to Participants' Accounts and maintain such Accounts pursuant to the terms of the Plan. The Trustee shall have the authority and responsibility to establish the fair market value of the Trust assets, to value Accounts as of each valuation date, and to render accountings of its administration of the Trust. As of each valuation date, being the last day of each Plan year and any other date the Committee directs the Trustee to value the Trust assets, including on a daily valuation basis for appropriate investments, the net income or loss of the aggregate Trust assets since the preceding valuation date, including net appreciation or depreciation and any expenses paid by the Trust, shall be allocated to each Account in the ratio that the value, as of the next preceding valuation date, of each such Account invested in Trust assets bears to the value, as of the next preceding valuation date, of all Accounts invested as Trust assets. If one or more separate investment funds have been established under the Trust, the net income or loss of each investment fund shall be similarly but separately allocated to each Account invested in such investment fund in proportion to the value of each Account invested in such fund as of the preceding valuation date. The Trustee shall adopt equitable procedures to establish a proportionate crediting of Trust income or loss to those portions of Participants' Accounts in the case of contributions, transfers, withdrawals, distributions, or other transactions that have occurred in the interim period since the next preceding valuation date.

                 c. All determinations made by the Trustee with respect to the value of the Trust assets shall be made in accordance with generally accepted principles of trust accounting, and such determinations when so made by the Trustee, shall be conclusive and binding on all persons having an interest under the Trust.

    SECTION 4.     TRUSTEE'S POWERS.

                 a. As directed by the Committee, the Trustee shall have the authority and power to:

                     (i) Sell, transfer, mortgage, pledge, lease or otherwise dispose of, or grant options with respect to any Trust assets at public or private sale;

                    (ii) Vote any stocks, bonds or other securities held in the Trust, or otherwise consent to or request any action on the part of the issuer in person or by proxy;

                   (iii) Give general or specific proxies or powers of attorney with or without powers of substitution;

                    (iv) Exercise any options, subscription rights and conversion privileges;

                     (v) Sue, defend, compromise, arbitrate or settle any suit or legal proceeding or any claim due it or on which it is liable;

                    (vi) Perform all acts which the Trustee shall deem necessary or appropriate and exercise any and all power and authority of the Trustee under this Agreement; and

                   (vii) Exercise any of the powers of an owner with respect to Trust assets.

                 b. The Committee may authorize the Trustee to act on any matter or class of matters with respect to which direction or instruction to the Trustee by the Committee is called for hereunder without specific direction or other instruction from the Committee.

    SECTION 5.     NOMINEES.

         The Trustee may register any securities or other property held by it as Trust assets hereunder in its own name or in the name of its nominees with or without the addition of words indicating that such securities are held in a fiduciary capacity, and may hold any securities in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

    SECTION 6.     RECORDS.

         The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection by any person designated by the Committee at all reasonable times. The Trustee shall maintain such records, make such computations, and perform such ministerial acts as the Committee may from time to time request.

    SECTION 7.     REPORTS.

         Within sixty (60) days after each Plan Year, or the removal or resignation of the Trustee, and as of any other date specified by the Committee, the Trustee shall file a report with the Committee. This report shall show all purchases, sales, receipts, disbursements, and other transactions effected by the Trustee during the year or period for which the report is filed, and shall contain an exact description, the cost as shown on the Trustee's books, and the fair market value as of the end of such period, of every asset held in the Trust and the amount and nature of any debt obligation owed by the Trust. Within sixty (60) days after each Plan year, the Trustee shall also file with the Committee valuation and allocation reports reflecting the investment and value of Participants' Accounts determined as of the last day of the Plan year.

    SECTION 8.     DISTRIBUTIONS.

                 a. The Trustee shall make distributions from the Trust at such times and amounts to the person entitled thereto under the Plan, as the Committee directs in writing. Consistent with the Plan, the Committee shall deliver to the Trustee a schedule that indicates the amounts payable in respect to each Participant, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts.

          The Trustee shall make provision for reporting and withholding of any federal or State taxes that may be required to be withheld with respect to the payment of benefits and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld, and paid by the Company.

                 b. The Company may make payment of benefits directly to Participants as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants. In addition, if Trust assets are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where Plan assets are not sufficient.

    SECTION 9.     SIGNATURES.

          All communications required hereunder from the Committee to the Trustee shall be in writing signed by any individual authorized to sign on its behalf. The Committee shall authorize one or more individuals to sign on its behalf all communications required hereunder between the Committee and the Trustee. The Committee shall at all times keep the Trustee advised of the names and specimen signatures of all individuals authorized to sign on behalf of the Committee. The Trustee shall be fully protected in relying on any such communication and shall not be required to verify the accuracy or validity thereof unless it has reasonable grounds to doubt the authenticity of any signature.

    SECTION 10.    EXPENSES.

         The Trustee may employ suitable agents and advisors for the Trust. The expenses incurred by the Trustee in the performance of its duties hereunder, and all other proper and reasonable charges and administrative expenses of the Trust, shall be paid by the Company. However, normal brokerage charges, commissions, taxes and other costs incident to the purchase and sale of securities which are included in the cost of securities purchased (or charged against the proceeds, in the case of sales) shall be charged to and paid out of Trust assets. The Trustee shall be entitled to such compensation as may be agreed upon from time to time between the Trustee and the Committee. If the Trustee undertakes or defends any litigation arising in connection with this Trustee, the Company agrees to indemnify the Trustee against the Trustee's costs, expenses, and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments.

    SECTION 11.    LIABILITY.

         The Trustee shall not be liable for the making, retention or sale of any investment or reinvestment made by it as herein provided, nor for any loss to or diminution of the Trust assets, nor for any action it takes or refrains from taking at the direction of the Committee. The Trustee shall not be required to pay interest on any part of the Trust assets which are held uninvested pursuant to the direction of the Committee.

    SECTION 12.    AMENDMENT AND TERMINATION.

                 a. The Trust shall be irrevocable and may not be amended or terminated by the Company. However, the Trust may be amended by a written agreement between the Trustee and the Company (i) with the written consent of affected Participants; or (ii) as necessary to obtain a favorable ruling from the Internal Revenue Service with respect to the tax consequences of the Plan and the Trust; or (iii) to conform its provisions to the requirements of applicable laws or regulations; or (iv) to supply any omission, cure any ambiguity, correct or supplement any defective or inconsistent provision, or otherwise modify any Trust provision in any way. Any modification or amendment shall not adversely affect the rights of the Participants or their beneficiaries under the Plan or Trust with respect to benefits accrued as of the date of the modification or amendment, unless such modification or amendment is made with the consent of affected Participants. Before any amendment is made pursuant to clause (i), the Company shall deliver to the Trustee a certification of proper compliance with the consent requirements of this paragraph.

                 b. The Trust shall terminate upon receipt by the Trustee from the Company of an accounting confirming that all such liabilities have been satisfied. After the satisfaction of all liabilities under the Plan, the Trust shall terminate and any assets remaining in the Trust shall be distributed by the Trustee to the Company.

    SECTION 13.    NONASSIGNMENT AND GENERAL CREDITORS.

                 a. Except as otherwise required by law, the Trust assets shall not be subject to the assignment, alienation, pledge, or attachment for the benefit of any Participant, or claims of the creditors of any Participant, and shall not otherwise be voluntarily or involuntarily alienated or encumbered by any Participant. Participants shall have no preferred claims on, or beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust shall be mere unsecured contractual rights of Participants against the Company.

                 b. Notwithstanding any provision herein to the contrary, the income and principal of this Trust shall remain subject to the claims of the Company's general creditors as if the assets of the Trust were general assets of the Company. In no event, however, shall creditors of the Company be paid with assets of the Trust unless the Trustee has been so directed by a court, or a person appointed by a court, having competent jurisdiction over the financial affairs of the Company. In addition, the Company shall be prohibited from creating a security interest in the Trust in favor of any of its creditors.

                 c. If any entity is or becomes the successor employer under the Plan, it shall automatically become the successor employer to this Trust Agreement.

                 d. The Committee shall have the duty to inform the Trustee in writing if and when the Company becomes "Insolvent" as hereinafter defined. When so informed, the Trustee shall immediately discontinue payments to Participants under this Trust Agreement, shall hold the portion of the Trust assets for the benefit of the Company's general creditors, and shall resume payments to Participants only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, assuming an initial determination that the Company was Insolvent) or after receipt of an order of a court of competent jurisdiction to such effect. The Company shall be considered "Insolvent" for purposes of this Trust Agreement at any time:
(a) the Company is unable to pay its debts as they mature, or (b) the Company is a debtor in a pending proceeding under the Bankruptcy Code. If the Trustee receives other written allegations from a person claiming to be a creditor of the Company that the Company has become Insolvent, the Trustee shall independently determine whether the Company is Insolvent and, pending such determination, the Company shall discontinue payments to Participants, shall hold the Trust assets for the benefit of the Company's general creditors, and shall resume payments to Participants only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, assuming the Trustee initially determined the Company to be Insolvent) or after receipt of an order of a court of competent jurisdiction to such effect. If the Trustee discontinues payments under this Section 13, and subsequently resumes such payments, the first payments to Participants following such discontinuance shall include the aggregate amount of all payments that would have been made to Participants during the period of such discontinuance, less the aggregate amount of payments made to Participants by the Company during any such period of discontinuance. Nothing in this Trust Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of the Company with respect to benefits due under the Plan.

                 e. Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice on behalf of the Company or a person claiming to be a creditor of the Company, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may rely on such evidence concerning the Company's Insolvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's Insolvency.

    SECTION 14.    RESIGNATION OR REMOVAL OF TRUSTEE.

                 a. The Trustee may resign at any time upon sixty (60) days written notice to the Company. The Trustee may be removed at any time by the Company upon sixty (60) days written notice to the Trustee. Upon the receipt of instructions or directions from the Committee with which the Trustee is unable or unwilling to comply, the Trustee may resign upon notice in writing to the Company given within a reasonable time, under the circumstances then prevailing, after the receipt of such instructions or directions; and, notwithstanding any other provisions hereof, in that event, the Trustee shall have no liability to the Company, or any person interested herein, for failure to comply with such instructions or directions.

                 b. Upon resignation or removal of the Trustee, the Company shall appoint a successor trustee or trustees. The successor trustee shall have the same powers and duties as are conferred upon the Trustee hereunder, and the Trustee shall assign, transfer and pay over to such successor trustee all the Trust assets, together with such records or copies thereof as may be necessary to the successor trustee.

                 c. If the Trustee resigns or is removed within one year of a "Change-in-Control", as defined below, the Trustee, and not the Company, shall select a successor trustee or trustees prior to the effective date of the Trustee's resignation or removal.

    SECTION 15.    CHANGE-IN-CONTROL.

                 a. Notwithstanding any provision herein to the contrary, in the event of a "Change-in-Control" of the Company, the authority of the Committee to direct the Trustee under this Trust Agreement shall terminate, and the Trustee shall act on its own discretion to carry out the terms of this Trust Agreement in accordance with the Plan. For this purpose, a "Change-in-Control" shall mean any one or more of the following occurrences:
(a) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having a 25% or more of the total number of votes that may be cast for the election of Directors of the Company; or (b) as a result of, or in connection with, any such tender or exchange offer, merger, or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions, the persons who were Directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. Notwithstanding the foregoing portion of this paragraph, the authority of the Committee to direct the Trustee under this Trust Agreement shall be retained by or reverted to the Committee in the event of a Change-in-Control if such authority is approved by the unanimous written consent of the Participants.

                 b. Upon a Change-in-Control, the Company shall, as soon as possible, but in no event longer than 15 days following the Change-in-Control, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Participant the benefits to which Participants would be entitled pursuant to the terms of the Plan as of the date on which the Change-in-Control occurs.

    SECTION 16.    ACCEPTANCE AND JURISDICTION.

         The Trustee hereby accepts this Trust and agrees to hold the existing Trust assets, and all additions and accretions thereto, subject to all the terms and conditions of this Agreement, which shall be interpreted and construed under the laws of the United States, and to the extent such laws are inapplicable, under the laws of the State of Hawaii.

    SECTION 17.    ILLEGALITY.

          In the event any provisions of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, but shall be fully severable, and the Agreement shall be construed and enforced as if the illegal or invalid provisions had never been inserted herein.

         IN WITNESS WHEREOF, the Company and the Trustee have agreed to the terms of this Trust Agreement, executed this 26th day of July, 1996.

BANCORP HAWAII, INC.                        HAWAIIAN TRUST COMPANY,


By /s/ LAWRENCE M. JOHNSON                  By /s/ WALTER J. LASKEY
   --------------------------                  ---------------------------
   Its Chairman and                            Its Chairman and
       Chief Executive Officer                     Chief Executive Officer


By /s/ RICHARD J. DAHL                      By /s/ LAWRENCE M. JOHNSON
   --------------------------                  ---------------------------
   Its President and Chief                     Its Vice Chairman
       Operating Officer
                          "Company"                            "Trustee"